Exhibit 10.02
CONSULTING AGREEMENT AMENDMENT

     THIS CONSULTING AGREEMENT AMENDMENT (the "Amendment") is made as of this 1st day of May, 2009 between MedClean Technologies, Inc. (formerly Aduromed Corporation, the “Company“) and E4 LLC, a Florida based company (the "Consultant").

WITNESSETH THAT:

     WHEREAS, the Consultant and the Company have entered into that certain Consulting Agreement, dated August 4, 2008 (the “Agreement”); and

     WHEREAS, the Company and the Consultant now wish to make certain modifications to such Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.   Section 3.

     Section 3   of the Agreement is hereby amended to read, in its’ entirety, as follows:

“3. COMPENSATION and PAYMENT TERMS

Compensation for services provided by the Consultant will be as follows:

·
For the period from May 1, 2009 through December 31, 2009, $48,000, payable monthly in the months of September, October, November and December 2009; and $72,000.00 per quarter thereafter, payable quarterly in advance commencing on January 1, 2010. Said payment is to be wired per instructions to be provided.

·	Consultant is eligible for incentive compensation to be determined by the board of directors.

·	All Out-of-pocket costs will be invoiced at the end of each month and payment for said invoices will be net 15 days.

If, during the term of this Agreement, Consultant should fail to perform his duties hereunder on account of (i) physical or mental illness or other incapacity which Customer shall in good faith determine renders Consultant incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months ("Disability"), or (ii) death of the Consultant, Customer shall have the right, on written notice delivered to Consultant to terminate this Agreement. During the period that Consultant shall have been incapacitated due to Disability or upon his death, Consultant shall continue to receive his full compensation provided for in this Section 3 until the date of termination specified in such written notice (“Date of Termination”). On the Date of Termination Customer shall pay to Consultant or his estate in a lump sum an amount equal to all remaining unpaid compensation payable under this Section 3 for the full period through the Date of Termination. In addition, Customer shall pay to Consultant compensation payable under this Section 3 for a full one (1) year period commencing on the Date of Termination, such compensation to be paid in accordance with the payment schedule set forth above during the course of such additional one year period. In addition, on such termination, all of Consultant's unvested options, warrants and rights relating to capital stock of Customer shall immediately vest and become exercisable. The term of any such options, warrants and rights shall be extended to the fifth anniversary of the Date of Termination.”

2. Section 9.3

Section 9.3   of the Agreement is hereby amended to read, in its’ entirety, as follows:

“9.3 Either Party shall have the right to terminate this Agreement in the event of a breach of a material provision of this Agreement by the other Party, upon one day written notification and a thirty (30) day “Cure Period”.

In the event (i) of a material breach by “Customer” that is not remedied within the thirty (30) day “Cure Period” or (ii) the Company files a petition in bankruptcy, becomes insolvent or otherwise publicly admits its inability to pay its debts as they become due, then “Customer” agrees to pay the “Consultant” within fifteen days all fees including stock that are payable for the entire agreement per paragraph 3. In addition, “Consultant” shall be provided the full amount of the shares due per the agreement and vesting of all remaining unvested options will be accelerated and said vested options may be sold by the “Consultant” at the value contemplated as part of the change of control and, or sales transaction should such transaction occur.

In the event of a material breach by “Consultant” that is not remedied within the thirty (30) day “Cure Period” then “Customer” agrees to pay the “Consultant” within fifteen days all fees that are payable per paragraph 3 through the end of the “Cure Period”. The “Consultant” shall retain the stock earned and options vested to the end of the “Cure period”.”

3.   Options. The Company hereby agrees to issue to Consultant as of the date hereof a five year option for the purchase of 100,000,000 shares of the Company’s Common Stock at an exercise price of $0.004 per share, which option shall be immediately vested.

4. Option Repricing. The Company will cause all options and warrants previously issued to Consultant in connection with Consultant’s services to the Company to be repriced effective May 1, 2009 with a new exercise price of $0.004 per share.

5. Agreement to Remain in Effect.

Except as amended and modified herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Consultant Agreement Amendment as of the day and year set forth above.

MEDCLEAN TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Scott Grisanti
Name: Scott Grisanti
Title: President and CEO

E4 LLC

By:	/s/ Joseph Esposito
Name: Joseph Esposito